Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES
THIRD QUARTER 2004 EARNINGS

BIRMINGHAM, Alabama (November 2, 2004) Protective Life Corporation (NYSE: PL) today reported results for the third quarter of 2004. Highlights for the quarter include:

o	Net income increased to $0.94 per diluted share, compared to $0.74 per share in the third quarter of 2003. Included in the current quarter’s net income were net realized investment gains of $0.06 per share, compared to gains of $0.04 per share one year ago.

o	Operating income increased 25.7% to a record $0.88 per diluted share compared to $0.70 per share in the third quarter of 2003. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

o	Life Insurance pretax operating income, which includes operating income from the Life Marketing and Acquisitions segments, was $60.1 million for the quarter. Third quarter 2003 Life Insurance pretax operating income was $64.3 million. Life Insurance sales were $58.9 million for the quarter.

o	Pretax operating income in the Annuities segment was $4.0 million compared to $2.6 million in the third quarter of 2003, an increase of 52.2%. Annuity sales were $180.6 million for the quarter, an increase of 74.7% over the prior year’s quarter.

o	The Stable Value Products segment reported pretax operating income of $13.3 million for the quarter, an increase of 39.8% over the prior year’s quarter.

o	The Asset Protection segment reported pretax operating income of $5.4 million for the quarter compared to $5.1 million in the prior year’s quarter.

o	Participating mortgage income increased to $9.2 million from $1.7 million in the third quarter of 2003.

o	As of September 30, 2004, share-owners’ equity per share, excluding other comprehensive income, was $26.34 compared with $23.31 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $30.57 compared with $28.53 a year ago.

o	Net income return on average equity for the twelve months ended September 30, 2004 was 14.6%.

o	At September 30, 2004, below investment grade securities were less than six percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of invested assets.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are pleased to report record operating earnings for the third quarter of 2004. Operating income after tax was $61.8 million, an increase of 26% over the prior year. Operating return on average equity improved to 13.6% for the twelve months ended September 30. We continue to experience good results in our life marketing operations, even though sales have moderated from the very strong pace in the prior year. Stable Value results continue to benefit from our new retail registered note program and strong spreads. In addition, we are very pleased with the continued positive results in our Asset Protection segment as the underlying trends in that business continue to improve. Overall, we believe the Company is on track for a solid finish to the year. As we look beyond this year, our strategic focus will be on adapting our product and pricing strategies to meet the challenges presented by an evolving reinsurance environment, enhancing our expense management focus and balancing the challenges presented by a low interest rate environment against the potential of rising interest rates next year.”

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis.

THIRD QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)

                                                       3Q2004            3Q2003

Operating income                                       $61,848           $49,132
Realized gains (losses) and
   related amortization, net of certain
   derivative gains (losses)                             4,625             3,277
                                                       -------           -------
Net Income                                             $66,473           $52,409
                                                       =======           =======

($ per share; net of income tax)
                                                       3Q2004             3Q2003

Operating income                                        $0.88              $0.70
Realized gains (losses) and
   related amortization, net of certain
   derivative gains (losses)
     Investments                                         0.04               0.17
     Derivatives                                         0.02              (0.13)
                                                       -------            -------
Net Income                                              $0.94              $0.74
                                                       =======            =======

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX
($ in thousands)

                                                       3Q2004               3Q2003

LIFE MARKETING                                         $38,818             $39,501
ACQUISITIONS                                            21,262              24,831
ANNUITIES                                                4,008               2,633
STABLE VALUE PRODUCTS                                   13,313               9,523
ASSET PROTECTION                                         5,425               5,112
CORPORATE AND OTHER                                     12,325              (7,849)
                                                       -------             -------
                                                       $95,151             $73,751
                                                       =======             =======

In the Life Marketing, Acquisitions, and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Annuities, Stable Value Products, and Corporate and Other segments, operating income excludes realized investment gains (losses) and related amortization as set forth in the table below.

($ in thousands)                                                3Q2004            3Q2003

Operating income before
  income tax                                                    $95,151          $73,751
Realized investment gains (losses)
     Stable Value Contracts                                       6,992            9,745
     Annuities                                                    3,524            8,582
     Corporate and Other                                          3,952             (333)
Less settlements on certain interest
   rate swaps
     Corporate and Other                                         (4,684)          (4,786)
Related amortization of deferred policy
   acquisition costs
     Annuities                                                   (2,669)          (8,167)
                                                               --------          -------
Income before income tax                                       $102,266          $78,792
                                                               ========          =======

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) and the related amortization of deferred policy acquisition costs) for the Annuities segment was $4.9 million for the quarter and $3.0 million for the prior year’s quarter. Income before income tax for the Stable Value segment was $20.3 million for the quarter, compared to $19.3 million in the third quarter of 2003. Income before income tax for the Corporate and Other segment was $11.6 million for the quarter and a loss of $13.0 million for the prior year’s quarter.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
                                                          3Q2004            3Q2003

LIFE INSURANCE                                             $58.9             $77.7
ANNUITIES                                                  180.6             103.4
STABLE VALUE PRODUCTS                                      775.5             124.5
ASSET PROTECTION                                           125.1             131.2

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Pretax operating income in the quarter was $38.8 million compared to $39.5 million in the third quarter of 2003. The decrease is attributable to less favorable mortality results and an unfavorable expense variance due to lower sales in third quarter 2004 compared to 2003. Mortality experience during the quarter was $0.1 million more favorable than pricing and $1.4 million less favorable than in the prior year’s quarter. Life insurance sales were $58.9 million for the quarter. As expected and previously discussed, life insurance sales moderated somewhat from the unusually strong sales of $77.7 million in the third quarter of 2003.

ACQUISITIONS: Pretax operating income was $21.3 million in the third quarter of 2004 compared to $24.8 million in the prior year’s quarter. The decrease is primarily attributable to the run-off of the in-force block. The segment had favorable mortality experience of $1.1 million in the third quarter, approximately $1.1 million more favorable than the prior year’s quarter.

ANNUITIES: Third quarter pretax operating income in the Annuities segment increased to $4.0 million, compared to $2.6 million in the prior year’s quarter. The increase is primarily due to higher sales volume.

Total annuity sales were $180.6 million in the quarter compared to sales of $103.4 million in the third quarter of 2003, an increase of 74.7%. The increase is attributable to the increase in fixed annuity sales as interest rates have increased in 2004 relative to 2003. Annuity account balances were $5.3 billion as of September 30, 2004.

STABLE VALUE PRODUCTS: Pretax operating income in the Stable Value Products segment was $13.3 million in the quarter as compared to $9.5 million in the third quarter of 2003. Spreads widened to 107 basis points in the third quarter of 2004 from 95 basis points in the third quarter of 2003. The spread improvement is primarily attributable to lower liability costs partially offset by higher expenses associated with the launch of the inflation adjusted note program. Stable value account balances ended the quarter at $5.1 billion. Average account balances increased by $965.0 million compared to the same period in the prior year.

ASSET PROTECTION: Third quarter pretax operating income for the Asset Protection segment was $5.4 million compared to $5.1 million in the third quarter of 2003. The improvement over the prior year’s quarter is primarily attributable to higher volume, lower expenses and improved loss ratios in the vehicle and marine service contract lines.

CORPORATE AND OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported pretax operating income of $12.3 million in the third quarter compared to a loss of $7.8 million in the third quarter of 2003. The increase is primarily attributable to the increase in participating mortgage income and unallocated investment income. Participating mortgage income increased $7.6 million to $9.2 million in the third quarter of 2004 as compared to third quarter 2003. Investment income on unallocated capital increased $11.4 million over the prior year’s quarter.

CONFERENCE CALL

There will be a conference call for management to discuss the third quarter results with analysts and professional investors on Tuesday, November 2, 2004 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-894-5910 (international callers 1-785-424-1052) and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern November 2 until midnight November 9. The recording may be accessed by calling 1-888-274-8337 (international callers 1-402-220-2329).

The public may listen to a simultaneous webcast of the call on the homepage of the Company’s web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern November 2 until midnight November 9.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) and related amortization of deferred policy acquisition costs (DAC), and the cumulative effect of change in accounting principle. Periodic settlements of interest rate swaps associated with corporate debt and certain investments are included in realized gains (losses) but are considered part of consolidated and segment operating income because the swaps are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business.

As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per share on a diluted basis as of September 30, 2004)

     Total share-owners' equity per share                                              $30.57
     Less:  Accumulated other comprehensive income per share                             4.23
                                                                                       ------
     Total share-owners' equity per share
     excluding accumulated other comprehensive income                                  $26.34
                                                                                       ======

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended September 30, 2004 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended September 30, 2004, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED SEPTEMBER 30, 2004

($ in thousands)

Numerator:

                                                              Three Months Ended
                                      ------------------------------------------------------------       Rolling Twelve
                                      December 31,        March 31,      June 30,        Sept. 30,        Months Ended
                                          2003              2004           2004            2004          Sept. 30, 2004
                                      ------------        ---------      --------        ---------       -------------
Net income                               $67,560          $55,177         $61,295          $66,473           $250,505
Net of:
   Realized investment gains
   (losses), net of income tax
     Investments                           1,739           10,808            (600)           5,318             17,265
     Derivatives                          14,393            3,304           5,680            4,086             27,463
Related amortization of
deferred policy
acquisition costs,
net of income tax benefit                   (443)          (2,379)           (358)          (1,735)            (4,915)
Cumulative effect of change
in accounting principle                     - 0 -         (10,128)           - 0 -            - 0 -           (10,128)
Add back:
   Derivative gains related
   to Corp. debt and investments
    net of income tax                      3,108            3,169           3,480            3,044             12,801
                                         -------          -------         -------          -------           --------
   Operating Income                      $54,979          $56,741         $60,053          $61,848           $233,621
                                         =======          =======         =======          =======           ========

Denominator:

                                                                                                 Share-Owners'
                                                                      Accumulated               Equity Excluding
                                                                         Other                  Accumulated Other
                                         Share-Owners'               Comprehensive                Comprehensive
                                            Equity                      Income                       Income
                                         -------------               -------------              -----------------
September 30, 2003                         $1,965,756                   $359,187                  $1,606,569
December 31, 2003                           2,002,144                    332,585                   1,669,559
March 31, 2004                              2,202,165                    485,546                   1,716,619
June 30, 2004                               1,890,542                    121,006                   1,769,536
September 30, 2004                          2,122,782                    294,045                   1,828,737
                                                                                                  ----------
     Total                                                                                        $8,591,020
                                                                                                  ----------
     Average                                                                                      $1,718,204
                                                                                                  ==========
Operating Income Return on Average Equity                                                              13.6%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED SEPTEMBER 30, 2004

($ in thousands)

Numerator:

       Net income - three month's ended December 31, 2003                                    $ 67,560
       Net income - three month's ended March 31, 2004                                         55,177
       Net income - three month's ended June 30, 2004                                          61,295
       Net income - three month's ended September 30, 2004                                     66,473
                                                                                             --------
       Net income - rolling twelve months ended September 30, 2004                           $250,505
                                                                                             ========

Denominator:

                                                                                                 Share-Owners'
                                                                      Accumulated               Equity Excluding
                                                                         Other                  Accumulated Other
                                          Share-Owners'              Comprehensive                Comprehensive
                                            Equity                      Income                       Income
                                          ------------               -------------              -----------------
September 30, 2003                         $1,965,756                   $359,187                  $1,606,569
December 31, 2003                           2,002,144                    332,585                   1,669,559
March 31, 2004                              2,202,165                    485,546                   1,716,619
June 30, 2004                               1,890,542                    121,006                   1,769,536
September 30, 2004                          2,122,782                    294,045                   1,828,737
                                                                                                  ----------
     Total                                                                                        $8,591,020
                                                                                                  ----------
     Average                                                                                      $1,718,204
                                                                                                  ==========
Net Income Return on Average Equity                                                                    14.6%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following trends and uncertainties: we are exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect our operations; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from period to period, and actual results could differ from our expectations; our results could be negatively affected should actual experience differ from management’s assumptions and estimates; the use of reinsurance introduces variability in our statements of income; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect our spread income or otherwise impact our business; equity market volatility could negatively impact our business; a deficiency in our systems could result in over- or underpayments of amounts owed to or by us and/or errors in our critical assumptions or reported financial results; insurance companies are highly regulated; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; our ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; our investments are subject to market and credit risks; we may not realize our anticipated financial results from our acquisitions strategy; we are dependent on the performance of others; our reinsurers could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect us; computer viruses could affect our data processing systems or our business partners. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Chip Wann
Vice President, Corporate Finance/Investor Relations
(205) 268-6461